Exhibit 99.1

Safe & Green Holdings Adjourns 2025 Annual Meeting Due to Lack of Quorum; Sets Virtual Reconvening for Jan. 14

Company to Continue Proxy Solicitation; No Changes to Proposals or Record Date

CONROE, Texas, Dec 30, 2025 (GLOBE NEWSWIRE) -- via IBN - Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green” or the “Company”) today announced that its 2025 Annual Meeting of Stockholders, originally convened on Dec. 29, 2025, at 1:30 p.m. Eastern Time, was adjourned after a quorum of outstanding shares was not present or represented by proxy. As a result, no business was conducted at the meeting.

The Company will reconvene the Annual Meeting virtually on Jan. 14, 2026, at 1:00 p.m. Eastern Time, at which time stockholders will vote on the proposals described in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on Dec. 19, 2025. The record date for determining stockholders entitled to vote remains Nov. 21, 2025.

During the adjournment period, Safe & Green will continue to solicit proxies in connection with the proposals outlined in the proxy statement. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked.

The Company confirmed that no changes have been made to the proposals to be voted on or to any previously filed proxy materials, all of which remain available free of charge on the SEC’s website at https://www.sec.gov/.

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third-party and in-house developers, architects, builders, and owners in achieving faster execution, greener construction, and buildings of higher value.

Investors:

investors@safeandgreenholdings.com

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